Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated March 11, 2013, with respect to the combined statements of revenues and certain expenses (the “Combined Statements”) of Cocoa Commons, Cypress Point, Hunter’s Square Shopping Center, Marketplace of Delray, Mission Bay Plaza, Old Orchard Center, Treasure Coast Commons, Troy Marketplace/Troy II, Village Plaza, Vista Plaza, West Broward Shopping Center, and Winchester Center (the “Pending Acquisition Properties”), to be acquired by Ramco-Gershenson Properties Trust (the “Company”), for each of the three years in the period ended December 31, 2012, and the related notes to the Combined Statements.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Ramco-Gershenson Properties Trust and subsidiaries on Forms S-3 (File No. 333-174805, effective June 9, 2011) and on Forms S-8 (File No. 333-66409, effective October 30, 1998, File No. 333-121008, effective December 6, 2004, File No. 333-160168, effective July 14, 2009, and File No. 333-182514, effective July 9, 2012).

/S/ GRANT THORNTON LLP

Southfield, Michigan
March 11, 2013